Exhibit 3.65

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

WHITE CAP INDUSTRIES II, INC.

White Cap Industries II, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be, and hereby is, amended by changing Article 1 thereof, so that, as amended, said Article shall be and read as follows:

The name of the corporation is:

WHITE CAP CONSTRUCTION SUPPLY, INC.

2. That in lieu of a meeting and vote of stockholders, the sole stockholder has given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said White Cap Industries II, Inc, has caused this certificate to he signed by Matthew P. Thullen, its Secretary, this 12th day of February, 2004.

By:	/s/ Matthew P. Thullen
Matthew P. Thullen, Secretary

CERTIFICATE OF INCORPORATION

OF

WHITE CAP INDUSTRIES II, INC.

1. The name of the corporation is:

WHITE CAP INDUSTRIES II, INC.

2. The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is Two Hundred Thousand (200,000) shares of common stock of the par value of $.01 per share (“Common Stock”).

5. The name and mailing address of the incorporator is as follows:

Name	Mailing Address

M. C. Kinnamon	1209 Orange Street
Wilmington, DE 19801

6. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the persons who are to serve as she initial directors until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

Name	Mailing Address

Greg Grosch	3120 Airway Avenue Costa Mesa, CA 92626

Chris Lane	3120 Airway Avenue Costa Mesa, CA 92626

Dan Tsujioka	3120 Airway Avenue Costa Mesa, CA 92626

Gary Zwilling	3120 Airway Avenue Costa Mesa, CA 92626

Richard Gagnon	3120 Airway Avenue Costa Mesa, CA 92626

Jack Karg	3120 Airway Avenue Costa Mesa, CA 92626

7. A director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this Article 7 shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. This Article 7 shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article 7 becomes effective.

Any repeal or modification of the foregoing provisions of this Article 7 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

8.(a) The Corporation shall, to the broadest and maximum extent permitted by Delaware law, as the same exists from time to time indemnify each person who was or is a party or is threatened co be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

(b) In addition, the Corporation shall, to the broadest and maximum extent permitted by Delaware law, as the same may exist from time to time pay to such person any and all expenses (including attorneys’ fees) incurred in defending or settling any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount if it shall ultimately be determined by a final judgment or ocher final adjudication that he is not entitled to be indemnified by the Corporation as authorized in this Article.

(c) Section (a) and (b) to the contrary notwithstanding, the Corporation shall not indemnify any such person with respect to any of the following matters: (i) remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; or (ii) any accounting of profits made from the purchase or sale by such person of the Corporation’s securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or (iii) actions brought about or contributed to by the dishonesty of such person, if a final judgment or other final adjudication adverse to such person establishes that acts of active and deliberate dishonesty were committed or attempted by such person with actual dishonest purpose and intent and were material to the adjudication; or (iv) actions based on or attributable to such person having gained any personal profit or advantage to which he was not entitled, in the event that a final judgment or other final adjudication adverse to such person establishes that such person in fact gained such personal profit or other advantage to which he was not entitled; or (v) any master in respect of which a final decision by a court with competent jurisdiction shall determine that indemnification is unlawful.

(d) The rights to indemnification and to the advancement of expenses conferred in this Article 8 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws of this Corporation, by agreement, vote of stockholders, or disinterested directors or otherwise.

9. The Corporation is to have perpetual existence.

10. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

11. The initial number of directors of this Corporation shall be six (6). Upon adoption of the Bylaws of this Corporation, the number of directors which will constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the corporation.

12. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation law of the State of Delaware, do make this Certificate, hereby declaring and certifying chat this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of September, 1998.

/s/ M. C. Kinnamon
M. C. Kinnamon